Exhibit 10.28

PERFORMANCE BASED AWARD AGREEMENT

under the

Hexcel Corporation 2003 Incentive Stock Plan

This Performance Based Award Agreement (the “Agreement”), is entered into as of the Grant Date, by and between Hexcel Corporation, a Delaware corporation (the “Company”), and the Grantee.

The Company maintains the Hexcel Corporation 2003 Incentive Stock Plan (the “Plan”). The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that the Grantee shall be granted a Performance Based Award (“PBA”) upon the terms and subject to the conditions hereinafter contained.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1.             Notice of Grant; Incorporation of Plan. A Notice of Grant is attached hereto as Annex A and incorporated by reference herein. This PBA may result in the Grantee being awarded up to that number of unrestricted shares of Common Stock equal to the Maximum Share Award as set forth in the Notice of Grant.  Unless otherwise provided herein, capitalized terms used in this Agreement and set forth in the Notice of Grant shall have the meanings ascribed to them in the Notice of Grant and capitalized terms used in this Agreement and set forth in the Plan shall have the meanings ascribed to them in the Plan. The Plan is incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time, provided that any such amendment of the Plan must be made in accordance with Section IX of the Plan. The PBA granted hereunder constitutes an Award within the meaning of the Plan.

2.             Performance Periods; Award of Unrestricted Shares of Common Stock.

(a)           There are three Annual Performance Periods (2010, 2011 and 2012) and a Long-Term Performance Period (2010-2012) under this PBA.  Each Annual Performance Period shall have performance measures identical to those selected by the Committee under the Annual Cash Bonus Plan for that Annual Performance Period. The performance measure for the Long-Term Performance Period is the RONCE performance measure as set forth on Annex B.

(b)           As soon as practicable (but in no event later than 75 days) after the end of each Annual Performance Period, the Company shall determine  the Annual Performance Share Award for such Annual Performance Period by multiplying the Annual Target Share Award by the Annual Payout Percentage achieved for such Annual Performance Period.

(c)           So long as the Grantee is employed by the Company or a Subsidiary at the end of the Long-Term Performance Period, the Grantee shall, at such time as the number of unrestricted shares of Common Stock is determined under this subsection 2(c), become entitled to receive that number of unrestricted shares of Common Stock equal to the greater of (i) the number determined in accordance with the Share Award

Schedule that appears on Annex B and (ii) the sum of the Annual Performance Share Awards for each of the three Annual Performance Periods; provided however that if the sum of the Annual Performance Share Awards is greater than the number determined in accordance with the Share Award Schedule that appears on Annex B, and the Company does not attain the Threshold Level of the Long-Term Performance Measure, then the number of unrestricted shares of Common Stock to be received by the Grantee shall be equal to 75% of the sum of the Annual Performance Share Awards. The Committee shall certify the degree of achievement of the Long-Term Performance Measure promptly (but in no event later than 75 days) after the end of the Long-Term Performance Period.

3.             Termination of Employment; Pro-rata Award.

(a)           For purposes of the grant hereunder, any transfer of employment by the Grantee among the Company and its Subsidiaries shall not be considered a termination of employment.  Any change in employment that does not constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (or any successor provision) shall not be considered a termination of employment.  Any change in employment that does constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (or any successor provision) shall be considered a termination of employment.

(b)           If during the first Annual Performance Period the Grantee dies or terminates employment due to Disability or Retirement, or the Grantee’s employment is involuntarily terminated without Cause or the Grantee terminates employment for Good Reason, then the Grantee shall be entitled to receive that number of unrestricted shares of Common Stock equal to the Annual Performance Share Award determined for the first Annual Performance Period multiplied by a fraction equal to M/12, where M is the number of partial or total months the Grantee is employed by the Company during the first Annual Performance Period.

(c)           If during the second Annual Performance Period the Grantee dies or terminates employment due to Disability or Retirement, or the Grantee’s employment is involuntarily terminated without Cause or the Grantee terminates employment for Good Reason, then the Grantee shall be entitled to receive a number of unrestricted shares of Common Stock equal to the lesser of (i) the sum of (A) the Annual Performance Share Award determined for the first Annual Performance Period and (B) the Annual Performance Share Award determined for the second Annual Performance Period multiplied by a fraction equal to M/12, where M is the number of partial or total months the Grantee is employed by the Company during the second Annual Performance Period, and (ii) the PBA Target Share Award.

(d)           If during the third Annual Performance Period the Grantee dies or terminates employment due to Disability or Retirement, or the Grantee’s employment is involuntarily terminated without Cause or the Grantee terminates employment for Good Reason, then the Grantee shall be entitled to receive that number of unrestricted shares of Common Stock to which the Grantee would have been entitled to receive under subsection 2(c) had he been employed by the Company or a Subsidiary at the end of the Long-Term Performance Period multiplied by a fraction equal to M/36, where M is the number of partial or total months the Grantee is employed by the Company during the Long-Term Performance Period.

(e)           If, at any time during the Long-Term Performance Period the Grantee terminates employment other than for Disability, Retirement or Good Reason, or Grantee’s employment is terminated by the Company for Cause, the Grantee shall receive no award and this PBA shall be null and void.

(f)            The Grantee shall become entitled to receive shares of unrestricted Common Stock pursuant to Section 3(b) or 3(c) upon the date on which the Committee certifies the degree of achievement of the applicable performance measure(s) for the Annual Performance Period during which the Grantee’s employment terminated. The Grantee shall become entitled to receive shares of unrestricted Common Stock under Section 3(d) at the same time as the Grantee would have become entitled to receive shares of unrestricted Common Stock under Section 2(c) if the Grantee were employed by the Company or a Subsidiary at the end of the Long-Term Performance Period.

4.             Change in Control.  If a Change in Control occurs anytime during the Long-Term Performance Period and prior to the Grantee’s receiving any award under this PBA, the Grantee shall immediately be awarded the PBA Target Share Award.  Delivery of the PBA Target Share Award shall discharge any obligation to the Grantee under this PBA in its entirety and the Grantee shall not be entitled to any additional award under this PBA.

5.             Transferability of PBA; No Incidents of Ownership; Dividends

(a)           Except as provided in this Section 5(a), the PBA may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Any attempt to transfer the PBA in contravention of this Section 5(a) is void ab initio.  The PBA shall not be subject to execution, attachment or other process. Notwithstanding the foregoing, the Grantee shall be permitted to transfer the PBA to members of his or her immediate family (i.e., children, grandchildren or spouse), trusts for the benefit of such family members, and partnerships or other entities whose only partners or equity owners are such family members; provided, however, that no consideration can be paid for the transfer of the PBA and the transferee of the PBA must agree to be subject to all conditions applicable to the PBA (including all of the terms and conditions of this Agreement) prior to transfer.

(b)           Except as set forth in Section 5(c), the Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in shares of Common Stock in respect of the PBA unless and until the Grantee becomes entitled to receive unrestricted shares of Common Stock.

(c)           If one or more cash dividends are paid with respect to Common Stock during the Long-Term Performance Period then, at the time unrestricted shares of Common Stock are distributed to the Grantee, the Grantee shall receive a cash payment equal to the aggregate dividend amount the Grantee would have received had Grantee owned such shares of Common Stock on the dividend record date(s).

6.             Forfeiture of PBA on Certain Conditions.  Grantee hereby acknowledges that the Company has given or will give Grantee access to certain confidential, proprietary or trade secret information, which the Company considers extremely valuable and which provides the Company with a competitive advantage in the markets in which the Company develops or sells its products.  The Grantee further acknowledges that the use of such information by Grantee other than in furtherance of Grantee’s job responsibilities with the Company would be extremely detrimental to the Company and would cause immediate and irreparable harm to the Company.  In exchange for access to such confidential, proprietary or trade secret information, Grantee hereby agrees as follows:

(a)           Notwithstanding anything to the contrary contained in this Agreement, should the Grantee breach the “Protective Condition” (as defined in Section (b)), then (I) the PBA, and any RSUs acquired by the Grantee pursuant to the PBA, to the extent not previously converted into PBA shares, shall immediately be cancelled upon such breach, (II) the Grantee shall immediately deliver to the Company the number of PBA Shares the Grantee received during the 180-day period immediately prior to such breach and (III) if any PBA shares were sold during 180-day period immediately prior to such breach, the Grantee shall immediately deliver to the Company all proceeds of such sales. “PBA Shares” shall mean shares of Common Stock the Grantee may receive pursuant to this Agreement. The PBA Shares and proceeds to be delivered under clauses (II) and (III) may be reduced to reflect the Grantee’s liability for taxes payable on such PBA Shares and/or proceeds.

(b)           “Protective Condition” shall mean that (I) the Grantee complies with all terms and provisions of any obligation of confidentiality contained in a written agreement with the Company (or a Subsidiary) signed by the Grantee, or otherwise imposed on Grantee by applicable law, and (II) during the time Grantee is employed by the Company (or a Subsidiary) and for a period of one year after the Grantee’s employment with the Company (or a Subsidiary) terminates, the Grantee does not engage, in any capacity, directly or indirectly, including but not limited to as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise), in any business enterprise then engaged in competition with the business conducted by the Company anywhere in the world; provided, however, that the Grantee may be employed by a competitor of the Company within such one year period so long as the duties and responsibilities of Grantee’s position with such competitor do not involve the same or substantially similar duties and responsibilities as those performed by the Grantee for the Company (or a Subsidiary) in a business segment of the new employer which competes with the business segment(s) with which the Grantee worked or had supervisory authority over while employed by the Company (or a Subsidiary).

(c)           This paragraph (c) shall apply if the Grantee is an executive officer or officer (as defined in Rule 3b-7or Rule 3b-2 under the Securities Exchange Act of 1934). In accordance with the Company’s policy adopted by the Board on the Potential Impact on Compensation from Executive Misconduct, if it is determined, within eighteen full calendar months after the date on which the Grantee became entitled to receive any PBA Shares, that the Grantee engaged in misconduct resulting in the inaccurate reporting of the Company’s financial results, and the number of PBA Shares the Grantee became entitled to receive (the “Incorrect Number of Shares”) was greater than the number of PBA shares that would have been awarded, paid or delivered to, or realized by, the Grantee, if calculated based on the accurate reporting of financial results (the “Correct Number of Shares”), then (I) if the Grantee has not yet received the PBA Shares, the number of PBA Shares to which the Grantee shall be entitled shall be immediately reduced from the Incorrect Number of Shares to the Correct Number of Shares, (II) if the Grantee has received the PBA Shares, then the Grantee shall immediately deliver to the Company that number of PBA Shares equal to the difference between the Incorrect Number of Shares and the Correct Number of Shares (the

“Forfeited Shares”), and (III) if the Grantee has received the PBA Shares and sold any of the Forfeited Shares, the Grantee shall immediately deliver to the Company all proceeds from the sales of such Forfeited Shares. The PBA Shares and proceeds to be delivered under clauses (II) and (III) may be reduced to reflect the Grantee’s liability for taxes payable on such PBA Shares and/or proceeds. The Company’s remedies set forth in this section 6(c) for the Grantee engaging in misconduct resulting in the inaccurate reporting of the Company’s financial results are in addition to any other remedies available to the Company or imposed by law enforcement agencies, regulators or other authorities.

(d)           In the event clause 6 is unenforceable in the jurisdiction in which the Grantee is employed on the date hereof, it nevertheless shall be enforceable to the full extent permitted by the laws of the jurisdiction(s) in which the Grantee engages in any activity prohibited by this clause 6.

7.             Issuance of Shares.  Subject to section 11(e) below, any shares of unrestricted Common Stock to be issued to the Grantee under this PBA (i) shall be delivered to the Grantee promptly, but in no event later than ten days, after such time as the Grantee becomes entitled to receive such shares of Common Stock, and (ii) may be issued in either certificated form or in uncertificated form (via the Direct Registration System or otherwise).

8.             Equitable Adjustment.  The aggregate number of shares of Common Stock subject to this PBA shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without the receipt of consideration by the Company, or other change in corporate or capital structure. The Committee shall also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent reasonably necessary or desirable to preserve the intended benefits under this Agreement in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction involving the Company.

9.             Taxes.  Upon the distribution of unrestricted shares of Common Stock to the Grantee, absent a notification by the Grantee to the Company (or an agent designated by the Company to administer the Company’s stock incentive program) which is received by the Company or its agent at least three business days prior to the date of such distribution, to the effect that the Grantee will pay to the Company or a Subsidiary by check or wire transfer any taxes (“Withholding Taxes”) the Company reasonably determines it or a Subsidiary is required to withhold under applicable tax laws with respect to such shares, the Company will reduce the number of shares of Common Stock to be distributed to the Grantee in connection with such distribution by a number of shares of Common Stock the Fair Market Value of which (as of the date the Grantee becomes entitled to receive such shares) is equal to the total amount of Withholding Taxes. In the event the Grantee elects to pay to the Company or a Subsidiary the Withholding Taxes with respect to such shares by check or wire transfer, the Company’s obligation to deliver such shares of Common Stock shall be subject to receipt by the Company or Subsidiary of such payment in available funds. The Company or a Subsidiary shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any federal, state, local or other taxes required to be withheld with respect to such payment.

10.           No Guarantee of Employment.  Nothing set forth herein or in the Plan shall confer upon the Grantee any right of continued employment for any period by the Company or a Subsidiary, or shall interfere in any way with the right of the Company or Subsidiary to terminate such employment.

11.           Section 409A.

(a)           It is intended that this Agreement comply in all respects with the requirements of Sections 409A (a)(2) through (4) of the Code and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, the “Applicable Regulations”), and this Agreement shall be interpreted for all purposes in accordance with this intent.

(b)           Notwithstanding any term or provision of this Agreement (including any term or provision of the Plan incorporated herein by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent of the Grantee, amend this Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in the Grantee’s gross income pursuant to the Applicable Regulations of any compensation intended to be deferred hereunder. The Company shall notify the Grantee as soon as reasonably practicable of any such amendment affecting the Grantee.

(c)           In the event that the amounts payable under this Agreement are subject to any taxes, penalties or interest under the Applicable Regulations, the Grantee shall be solely liable for the payment of any such taxes, penalties or interest.

(d)           Except as otherwise specifically provided herein, the time for distribution of unrestricted shares of Common Stock under this PBA shall not be accelerated or delayed for any reason, unless to the extent necessary to comply with or permitted under the Applicable Regulations.

(e)           Notwithstanding any term or provision of this Agreement to the contrary, if the Grantee is a specified employee (as defined in Section 409A(a)(2)(B)(i) of the Code) as of the date of his or her termination of employment, then any amounts payable to the Grantee under this PBA on account of his or her termination of employment (including without limitation any dividends payable to the Grantee pursuant to Section 5(c) if payable on account of his or her termination of employment) shall be paid to the Grantee upon the later of (i) the date such amounts would otherwise be payable to the Grantee under this PBA without regard to this Section 11(e) and (ii) the date which is six months following the date of the Grantee’s termination of employment.  The preceding sentence shall not apply in the event Grantee’s termination of employment is due to his or her death.  If the Grantee should terminate employment for a reason other than his or her death but subsequently die during the six-month period described in subclause (ii) of the first sentence above, such six-month period shall be deemed to end on the date of the Grantee’s death.

12.           Notices.  Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in Grantee’s employment records, or such other address as the Grantee may designate in writing to the Company, Attention:  Corporate Secretary, or such other address as the Company may designate in writing to the Grantee.

13.           Failure To Enforce Not a Waiver.  The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

14.           Governing Law; Disputes.  This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before a three arbitrators constituting an Employment Dispute Tribunal, to be held in Connecticut in accordance with the commercial rules and procedures of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator shall be final and subject to appeal only to the extent permitted by law.  Each party shall bear such party’s own expenses incurred in connection with any arbitration. Anything to the contrary notwithstanding, each party hereto has the right to proceed with a court action for injunctive relief or relief from violations of law not within the jurisdiction of an arbitrator.

15.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

16.           Miscellaneous.  This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

17.           Definitions.  For purposes of this Agreement:

(a)           “Affiliate” of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.  The term “Control” shall have the meaning specified in Rule 12b-2 under the Exchange Act;

(b)           “Annual Cash Bonus Plan” shall mean the Company’s Management Incentive Compensation Plan, or any successor or replacement annual cash bonus plan adopted by the Board or the Committee;

(c)           “Annual Payout Percentage” with respect to an Annual Performance Period shall mean the percentage of target cash award certified by the Committee under the Annual Cash Bonus Plan for such Annual Performance Period;

(d)           “Annual Performance Period” shall mean each of the three calendar years 2010, 2011 and 2012;

(e)           “Annual Performance Share Award” shall be determined as set forth in Section 2(b);

(f)            “Annual Target Share Award” shall mean one-third of the PBA Target Share Award;

(g)           “Beneficial Owner” (and variants thereof) shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act and, only to the extent such meaning is more restrictive than the meaning given in Rule 13d-3, the meaning determined in accordance with Section 318(a) of the Code;

(h)           “Cause” shall have the meaning ascribed to such term in the Executive Severance Agreement;

(i)            “Change in Control” shall have the meaning ascribed to such term in the Executive Severance Agreement;

(j)   “Disability” shall have the meaning ascribed to such term in the Executive Severance Agreement;

(k)  “Executive Severance Agreement” shall mean the Employment Agreement, Employment and Severance Agreement, or Executive Severance Agreement, as applicable, between the Company and the Grantee, as amended from time to time;

(l)    “Good Reason” shall have the meaning ascribed to such term in the Executive Severance Agreement;

(m)   “Long-Term Performance Measure” is defined on Annex B;

(n)   “Long-Term Performance Period” shall mean the period beginning on January 1, 2010 and ending on December 31, 2012;

(o)   “Maximum Share Award” is the maximum amount of unrestricted shares of Common Stock that can be awarded to the Grantee under this PBA, and is set forth on Annex A;

(p)    “PBA Target Share Award” shall mean one-half of the Maximum Share Award set forth on Annex A;

(q)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act and, only to the extent such meaning is more restrictive than the meaning given in Section 3(a)(9) of the Exchange Act (as modified as above), the meaning determined in accordance with Sections 1.409A-3(i)(5)(v)(B), (vi)(D) or (vii)(C) of the Treasury Regulations (or any successor provisions), as applicable;

(r)   “Retirement” shall mean termination of the Grantee’s employment, other than by reason of death or Cause, either (A) at or after age 65 or (B) at or after age 55 after five (5) years of employment by the Company (or a Subsidiary thereof); and

(s)    “Threshold Level” is defined on Annex B.

Annex A

NOTICE OF GRANT

PERFORMANCE BASED AWARD

The following employee of Hexcel Corporation, a Delaware corporation, or a Subsidiary, has been granted a Performance Based Award in accordance with the terms of this Notice of Grant and the Agreement to which this Notice of Grant is attached.

The terms below shall have the meanings ascribed to them below when used in the Agreement.

Grantee

Address of Grantee

Foreign Sub Plan, if applicable

Grant Date	February 1, 2010

Maximum number of unrestricted shares of Common Stock which may be granted as a result of this PBA (“Maximum Share Award”)

IN WITNESS WHEREOF, the parties hereby agree to the terms of this Notice of Grant and the Agreement to which this Notice of Grant is attached and execute this Notice of Grant and the Agreement as of the Grant Date.

HEXCEL CORPORATION
Grantee
By:
Ira J. Krakower
Senior Vice President

Annex B

The “Long-Term Performance Measure” shall be Return on Net Capital Employed, or “RONCE,” as defined on Exhibit I attached hereto.

The “Target Level” of the Long-Term Performance Measure shall be   %.

The “Threshold Level” of the Long-Term Performance Measure shall be   %.

The “PBA Target Share Award” to be awarded is 50% of the Maximum Share Award (as defined on Annex A).

Share Award Schedule

Degree of Attainment of Target Level of Long-Term Performance Measure	Percentage of PBA Target Share Award to be awarded to Grantee

120% or more	200%

100%	100%

80%	50%

less than 80%	0

Interpolation shall be used, on a ratable basis, to determine the number of unrestricted shares of Common Stock to be awarded when the degree of attainment of the Long-Term Performance Measure is between two percentages in the left hand column above.

Exhibit I

HEXCEL CORPORATION

Definition and Computation of RONCE

For Purposes Of

Performance Share Awards for 2010-2012 Performance Cycle

Computation:

“RONCE” shall be computed by dividing the Average Return by the Average Capital Employed and expressed as a percentage:

Average Return

Average Capital Employed

Definitions:

“Average Capital Employed” shall mean the sum of Net Capital Employed as of December 31, 2009, December 31, 2010, December 31, 2011 and December 31, 2012, divided by four.

“Average Return” shall mean the sum of the Return for the calendar years of 2010, 2011 and 2012, divided by three.

“Cash” as of a particular date shall mean cash and cash equivalents of the Company and its Subsidiaries as of such date, as reported in its financial statements.

“Consolidated Operating Income” shall mean the operating income of the Company and its Subsidiaries as reported in its financial statements.

“Equity in Earnings from Affiliated Companies” shall mean the equity in earnings from affiliated companies of the Company and its Subsidiaries as reported in its financial statements.

“Net Capital Employed” as of a particular date shall mean the sum of Shareholder’s Equity and Total Debt as of such date, minus Cash as of such date.

“Other Income (Expense), Net” of the Company shall be any expense or income arising from transactions outside the ordinary course of business including but not limited to any of the sale or purchase of debt or equity securities of the Company, debt refinancing or prepayment of debt, judgment or settlement of claims or litigation, acquisitions or divestitures, termination of a pension plan, the sale or purchase of tangible or intangible assets and the impairment of tangible and intangible assets.

“Return” for a particular period shall mean the sum of Consolidated Operating Income, Equity in Earnings from Affiliated Companies and Other Income (Expense), Net for such period.

“RONCE” is an acronym for Return on Net Capital Employed.

“Shareholder’s Equity” as of a particular date shall mean total stockholder’s equity of the Company as reported in its financial statements as of such date.

“Total Debt” as of a particular date shall mean the sum of “notes payable and current maturities of capital lease obligations” and “long-term notes payable and capital lease obligations” of the Company and its Subsidiaries as of such date, as reported in its financial statements.

The Compensation Committee shall retain its powers to make appropriate adjustments to the RONCE performance goal to reflect the impact of unusual, non-recurring or extraordinary income or expense not reflected in such goal as defined, as authorized under the Company’s 2003 Incentive Stock Plan.